EXHIBIT 99.3

PreCheck Health to Exclusively Distribute Coronavirus COVID-19 Test in Ecuador, a Population of 16 Million, for Co-Diagnostics, Inc.

Initial 30,000 coronavirus (COVID-19) tests ordered

DENISON, Texas-March 13, 2020 - PreCheck Health Services, Inc. (OTC: HLTY), a provider of medical screening devices which provide data to assist physicians in preventing and treating chronic diseases, through its Latin American Division, entered into an exclusive agreement with Co-Diagnostics, Inc. (Nasdaq: CODX), to distribute Co-Diagnostic’s Logix Smart™ Coronavirus COVID-19 Test in Ecuador, which has a population of 16 million. PreCheck has ordered an initial 30,000 COVID-19 tests and will be registering the product in Ecuador.

Justin Anderson, CEO of PreCheck Health Services Inc., commented, “It’s been a productive month for PreCheck Health. In early March we entered into the $33 billion global infectious disease diagnostic testing sector with an exclusive agreement with Co-Diagnostics to distribute their COVID-19 tests as well as other infectious disease kits in Russia. We are pleased to announce today that we have expanded our relationship with a distribution agreement for Ecuador. The decision for PreCheck to distribute for Co-Diagnostics and specifically their Logix Smart™ Coronavirus COVID-19 Test is due to the test’s excellent characteristics in terms of sensitivity and specificity, the two benchmarks for accuracy in PCR tests. In today’s global crisis where governments, professional sports, college sports and public schools are being closed or suspended on the basis of a single test, we felt that high accuracy was critical for our comfort level, resulting in our decision to choose Co-Diagnostics.”

Co-Diagnostics CEO Dwight Egan commented, “We are pleased to enter into these agreements with PreCheck. They are part of a strong demand we are experiencing for our Covid-19 tests. The agreements also highlight Co-Diagnostics’ commitment to supporting the global response to coronavirus. As such, we are delighted to have PreCheck as a customer, focused on distributing these products in Russia and Ecuador.”

Further information is available in the Company’s regulatory filing, which can be accessed at www.sec.gov.

About PreCheck Health Services, Inc.

PreCheck Health Services, Inc. provides a medical screening service, which makes early detection and monitoring of chronic diseases easy and cost-effective for patients and doctors. The Company distributes a non-invasive medical screening device which screens for biomarkers, which are precursors to chronic disease. The device assesses sudomotor function, cardiac autonomic function, and endothelial function and measures the ankle brachial indices. In addition, the device calculates a patented cardiometabolic risk score based on these assessments and measurements, body composition, vital signs, and fitness markers. Cardiometabolic risk refers to the chance of having or developing diabetes, heart disease, or stroke. This device is targeted at the rapidly growing $139 billion global preventive healthcare technologies and services market, according to Grand View Research. The Company has an experienced management team with several decades of combined experience in medical testing services and medical device sales. The technology has been developed to address the growing mandates from Medicare, Medicaid, and insurance companies regarding early detection and prevention of chronic diseases.

PreCheck Health Services’ offering is based on the Company’s PC8B, an FDA-cleared and patented medical screening device, which performs a range of screening tests generally covered and reimbursed by Medicare, Medicaid, and most insurance companies. The non-invasive diagnostic tests are performed simultaneously, collectively taking under 10 minutes to perform and screening patients for multiple risk factors underlying certain chronic ailments, such as insulin resistance, cardiovascular disease (including PAD), endothelia dysfunction, digestive problems, and fatigue. The PC8B’s software helps the physician recommend a treatment plan for the patient.

Disclaimer for Forward-Looking Information

Certain statements contained in this press release, including, without limitation, statements containing the words “believes,” “anticipates,” “expects” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve both known and unknown risks and uncertainties. The Company’s actual results may differ materially from those anticipated in its forward-looking statements as a result of a number of factors, including our ability to obtain substantial funding required for our operations; our ability to market our product to physicians, our ability to generate a gross margin from any sales we may make; our dependence upon a sole suppliers for our products and our reliance of the supplier to protect its intellectual property incorporated in our product; our ability to obtain rights to and to market successfully market products, our ability to develop the business of these businesses, as well as other risks contained in “Forward Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K for the year ended December 31, 2018 and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its Form 10-Q for the quarter ended September 30, 2019, and any information contained in any other filings we make with the SEC.

Contacts

Brett Maas

Hayden IR

(646) 536-7331

brett@haydenir.com

James Carbonara

Hayden IR

(646)-755-7412

james@haydenir.com